Exhibit 2.2

Lithium Americas Corp.

CONSOLIDATED FINANCIAL STATEMENTS (AS RESTATED)

FOR THE 10 MONTH PERIOD ENDED DECEMBER 31, 2012 AND THE YEAR ENDED FEBRUARY 29, 2012

Lithium Americas Corp.

Consolidated Financial Statements

Table of contents

Independent Auditor’s Report	1-2

Consolidated statements of loss and comprehensive loss	3

Consolidated statements of financial position	4

Consolidated statements of changes in equity	5

Consolidated statements of cash flows	6

Notes to the consolidated financial statements	7-29

Deloitte LLP 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada Tel: 416-601-6150 Fax: 416-601-6440 www.deloitte.ca

Independent Auditor’s Report

To the Shareholders of Lithium Americas Corp.

We have audited the accompanying consolidated financial statements of Lithium Americas Corp. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2012 and February 29, 2012, and the consolidated statements of loss and comprehensive loss, consolidated statements of changes in equity and consolidated statements of cash flows for the 10 month period ended December 31, 2012 and the year ended February 29, 2012, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Lithium Americas Corp. as at December 31, 2012 and February 29, 2012, and its financial performance and its cash flows for the 10 month period ended December 31, 2012 and year ended February 29, 2012 in accordance with International Financial Reporting Standards.

Emphasis of Matter — Going Concern

Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements which indicates that Lithium Americas Corp. is in the exploration and evaluation stages of its mineral properties and has not determined whether the exploration properties are commercially viable. These conditions, along with the fact that the Company incurred a loss of $4,294,000 for the 10 month period ended December 31, 2012 and as at December 31, 2012 the Company’s accumulated deficit was $20,316,000, indicate the existence of a material uncertainty that may cast significant doubt about Lithium Americas Corp.’s ability to continue as a going concern.

Emphasis of Matter - Restatement

Without qualifying our opinion, we draw attention to Note 18 in the consolidated financial statements which explains that the consolidated financial statements as at and for the 10 month period ended December 31, 2012 and the year ended February 29, 2012 have been restated from those on which we originally reported on March 28, 2013. We therefore withdraw our previous report as originally filed.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

January 3, 2014

Toronto, Canada

Lithium Americas Corp.

Consolidated Statements of Loss and Comprehensive Loss

(Expressed in thousands of Canadian dollars, except per share amounts)

		10 months ended	Year ended
		December 31, 2012	February 29, 2012
	Notes	Restated - Note 18(b)	Restated - Note 18 (a) & (b)
		$	$
Net interest (expense) income		(54)	209
Net foreign exchange gains (losses)		4	(12)
Employee benefits expense		(1,468)	(1,830)
Professional fees		(469)	(616)
Administrative expenses		(1,102)	(1,743)
Consulting expenses		(194)	(537)
Share-based payment expense	9	(662)	(1,556)
Depreciation expense	6	(349)	(387)
Finance costs	9	—	(962)
Loss for the period		(4,294)	(7,434)

Other comprehensive income (loss):
Foreign exchange difference on translating foreign operations with a different functional currency
Foreign exchange differences arising during the period		(1,469)	(4,261)
Total comprehensive loss for the period		(5,763)	(11,695)

Loss per share, basic and diluted		(0.06)	(0.10)

Weighted average number of shares outstanding		77,278,481	77,215,982

The accompanying notes are an integral part of these consolidated interim financial statements.

Lithium Americas Corp.

Consolidated Statements of Financial Position

(Expressed in thousands of Canadian dollars)

		As at December 31, 2012	As at February 29, 2012
	Notes	Restated - Note 18(b)	Restated - Note 18 (a) & (b)
		$	$
ASSETS
Non-current assets
Property, plant and equipment	6	1,492	1,455
Property rights, exploration and evaluation costs	7	42,877	38,759
Total non-current assets		44,369	40,214
Current assets
Cash and cash equivalents		965	7,314
Other assets	8	98	482
Total current assets		1,063	7,796
Total assets		45,432	48,010

EQUITY AND LIABILITIES
Equity
Issued capital	9	56,506	56,444
Reserves		4,237	5,077
Deficit		(20,316)	(16,022)
Total equity		40,427	45,499

Liabilities
Non-current liabilites
Long-term debt	10	3,000	—
Total non-current liabilities		3,000	—
Current liabilities
Accounts payable and accrued liabilities		1,283	2,402
Due to related parties	11	722	109
Total current liabilities		2,005	2,511
Total liabilities		5,005	2,511
Total equity and liabilities		45,432	48,010

Approved by the Board of Directors on January 3, 2014.

“David D’Onofrio”	Director

“John Kanellitsas”	Director

The accompanying notes are an integral part of these consolidated financial statements.

Lithium Americas Corp.

Consolidated Statements of Changes in Equity

(Expressed in thousands of Canadian dollars)

		10 months ended	Year ended
		December 31, 2012	February 29, 2012
	Notes	Restated - Note 18(b)	Restated - Note 18 (a) & (b)
		$	$

Issued Capital
Balance beginning of period		56,444	53,772
Stock options exercised	9	62	68
Warrants exercised	9	—	2,604
Balance at the end of the period		56,506	56,444
Warrants reserve
Balance beginning of period		7,716	7,925
Warrants exercised	9	—	(1,171)
Warrants issued	9	—	962
Balance at the end of the period		7,716	7,716
Share-based payment reserve
Balance beginning of period		5,460	3,823
Stock options exercised	9	(25)	(30)
Recognition of share based payment
- expensed	9	662	1,556
- capitalized	7, 9	(8)	111
Balance at the end of the period		6,089	5,460
Foreign currency translation reserve
Balance beginning of period, as previously stated		(7,044)	(3,471)
Correction of errors	18	(1,055)	(367)
Balance beginning of period, as restated		(8,099)	(3,838)
Foreign exchange differences arising during the period		(1,469)	(4,261)
Balance at the end of the period, as restated		(9,568)	(8,099)
Deficit
Balance beginning of period, as previously stated		(16,022)	(8,417)
Correction of errors	18	—	(171)
Balance beginning of period, as restated		(16,022)	(8,588)
Loss for the period		(4,294)	(7,434)
Balance at the end of the period, as restated		(20,316)	(16,022)
Total Equity		40,427	45,499

The accompanying notes are an integral part of these consolidated financial statements.

Lithium Americas Corp.

Consolidated Statements of Cash Flows

(Expressed in thousands of Canadian dollars)

		10 months ended	Year ended
		December 31, 2012	February 29, 2012
	Notes	Restated - Note 18(b)	Restated - Note 18 (a) & (b)
		$	$

Cash flows from operating activities
Loss for the period		(4,294)	(7,434)
Net foreign exchange (gains) losses		(4)	12
Depreciation expense	6	349	387
Finance costs	9	—	962
Net interest (income)		(54)	(209)
(Gain) loss on disposal of assets	6	(1)	14
Share-based payment expense	9	662	1,556
		(3,342)	(4,712)
Movements in working capital
Decrease (increase) in other assets		384	(373)
(Decrease) increase in accounts payable and accrued liabilities		(1,155)	305
Increase (decrease) in amounts due to related parties		613	(265)
		(3,500)	(5,045)
Cash interest received	17	21	209
Net cash used by operating activities		(3,479)	(4,836)

Cash flows from investing activities
Proceeds on disposition of assets	6	4	—
Purchase of property, plant and equipment	6	(434)	(1,232)
Purchase of investment		—	—
Acquisition of property rights, exploration and evaluation costs	7	(5,483)	(13,878)
Net cash used in investing activities		(5,913)	(15,110)
Cash flows from financing activities
Exercise of stock options	9	37	38
Exercise of stock warrants	9	—	1,433
Drawdown on credit facility	10	3,000	—
Net cash generated by financing activities		3,037	1,471

Net decrease in cash and cash equivalents during the period		(6,355)	(18,475)
Effects of exchange rate changes on cash		6	(13)
Cash and cash equivalents at the beginning of the period		7,314	25,802
Cash and cash equivalents at the end of the period		965	7,314

Cash		890	7,154
Money market instruments		75	160
Cash and cash equivalents at the end of the period		965	7,314

The accompanying notes are an integral part of these consolidated financial statements.

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

(Expressed in thousands of Canadian dollars, except per share amounts)

1.                            Nature of operations and going concern

Lithium Americas Corp. (the “Company”) is a publicly listed company incorporated in Canada and its shares are listed on the Toronto Stock Exchange (“TSX”). The Company has offices in Toronto, Canada and in Jujuy, Argentina. The Company’s registered office is located at 100 King Street West, Suite 1600, 1 First Canadian Place, Toronto, Ontario, M5X 1G5. The Company was incorporated on April 28, 2009, and did not commence corporate or exploration activities until June 2009. The principal activity of the Company is the exploration and evaluation of its lithium and potassium properties in Argentina.

These consolidated financial statements include the Company’s wholly owned subsidiaries, Minera Exar S.A., a company incorporated in Argentina and 2265866 Ontario Inc., a company incorporated in Canada.

The Company’s common shares commenced trading on the TSX, under the symbol “LAC”, on May 13, 2010.

During the 10 month period ended December 31, 2012, the Company changed its financial year-end from February 28 to December 31.  These financial statements are for the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012. Refer to note 18.

The Company is primarily engaged in the exploration and evaluation for lithium and potassium (potash) deposits on properties in Argentina. The recoverability of the amount shown for property rights and exploration costs is dependent upon obtaining project financing and attaining future profitable production from such properties.

As at December 31, 2012 the Company had $965 (February 29, 2012 - $7,314) in cash and cash equivalents and a $10,000 stand-by line of credit, of which $7,000 remains unused at December 31, 2012. As at December 31, 2012 the Company had accumulated losses since inception of $20,316.  Because of continuing operating losses, the Company’s continuance as a going concern is dependent upon its ability to obtain adequate financing and to reach profitable levels of operation.  The Company will need to raise additional capital through debt, equity issuances, or other available means in order to continue funding operating and exploration and evaluation expenditures. However, it is not possible to predict whether financing efforts will be successful or if the Company will attain profitable levels of operations.  Management believes it will be successful in raising the necessary funding to continue operations in the normal course of operations, however, there is no assurance that these funds will be available on terms acceptable to the Company or at all.  These consolidated financial statements do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern.

These consolidated financial statements were approved by the Board of Directors on January 3, 2014.

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

(Expressed in thousands of Canadian dollars, except per share amounts)

2.                            Significant accounting policies

Statement of compliance

The Company’s financial statements have been prepared following International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

Basis of preparation

The financial statements have been prepared on the historical cost basis. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and the entities controlled by the Company.

Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The results of subsidiaries acquired or disposed of during the year are included in the consolidated statement of income and the consolidated statement of comprehensive loss from the effective date of acquisition and up to the effective date of disposal, as appropriate. Where necessary, adjustments are made to the financial records of the subsidiary to bring their accounting policies in line with those used by the Company. All intercompany transactions, balances, income and expenses are eliminated upon consolidation.

Foreign currency

The individual financial records of each group entity are kept in the currency of the primary economic environment in which the entity operates (its functional currency). The functional currency, as determined by management, of Lithium Americas Corp. and 2265866 Ontario Inc. is Canadian dollars and the functional currency of Minera Exar S.A. is Argentinean pesos. For the purpose of the consolidated financial statements, the results and financial position are expressed in Canadian dollars.

Transactions in currencies other than the entity’s functional currency are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are translated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost are translated using exchange rates in effect at the transaction dates.  Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in equity.

Share-based payments

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. Refer to note 9 for details regarding the determination of the fair value of equity-settled share-based payment transactions.

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

(Expressed in thousands of Canadian dollars, except per share amounts)

2.                            Significant accounting policies (continued)

Equity-settled share-based payment transactions related to services provided are measured at the fair value of the services received. If the services cannot be measured reasonably the transaction is measured at the fair value of the equity instrument issued.

Deferred tax

Deferred tax is recognized on loss carry-forwards, tax credits and on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates and laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax for the period

Deferred taxes are recognized as an expense or income in profit and loss, except when they relate to items that are recognized outside profit or loss (whether in other comprehensive income or directly in equity), in which case the tax is also recognized outside profit or loss. In the case of a business combination, the tax effect is included in the accounting for the business combination.

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand, and short term money market instruments with an original maturity of three months or less, which are readily convertible into a known amount of cash.

Property rights, exploration and evaluation costs

The Company’s accounting policy is to capitalize costs to property rights and exploration costs relating to acquisition of rights to explore, topographical, geological, geochemical and geophysical studies, exploratory drilling, trenching, technical feasibility studies for extracting lithium carbonate and other costs directly attributable to exploration projects. Mineral rights for exploration are carried at cost less accumulated impairment losses. The Company assesses the facts and circumstances and determines if there is an indication that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount. One or more of the

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

(Expressed in thousands of Canadian dollars, except per share amounts)

2.                            Significant accounting policies (continued)

following facts and circumstances would give rise to the Company testing and evaluating exploration and evaluation assets for impairment:

a. the period for which the entity has the right to explore in the specific area has expired during the period or will expire in the near future, and is not expected to be renewed.

b. substantive expenditure on further exploration for and evaluation of mineral resources in the specific area is neither budgeted nor planned.

c. exploration for and evaluation of mineral resources in the specific area have not led to the discovery of commercially viable quantities of mineral resources and the entity has decided to discontinue such activities in the specific area.

d. sufficient data exist to indicate that, although a development in the specific area is likely to proceed, the carrying amount of the exploration and evaluation asset is unlikely to be recovered in full from successful development or by sale.

If there is an indication of impairment, the Company determines the recoverable amount of this asset by judgments and estimates of future economic benefits and compares this to the carrying amount as at the reporting date. If the carrying amount exceeds the recoverable amount, an impairment loss is recognized in the consolidated statement of income.

The Company has assessed the exploration and evaluation assets of all its operating entities and has determined that there is no impairment of its exploration and evaluation assets.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

Depreciation is recognized so as to write off the cost of assets less their residual values over their useful lives, using the straight line method. The estimated useful lives, residual values and depreciation method are reviewed at each year end, with the effect of any changes in estimate accounted for on a prospective basis.

Financial assets

All financial assets are recognized and derecognized on the trade date where the purchase or sale of a financial asset is under a contract whose terms require delivery of the financial asset within the time frame established by the market concerned, and are initially measured at fair value, plus transaction costs, except for those financial assets classified as at fair value through profit or loss which are initially measured at fair value.

Financial assets are classified into the following categories: financial assets ‘at fair value through profit or loss’ (“FVTPL”), ‘held-to-maturity investments’, ‘available-for sale’ financial assets and ‘loans and receivables’. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

Financial assets classified as FVTPL are initially measured at fair value, with unrealized gains and losses recognized in net loss. Held-to-maturity investments and loans and receivables are

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

(Expressed in thousands of Canadian dollars, except per share amounts)

2.                            Significant accounting policies (continued)

measured at amortized cost. Available-for-sale financial assets are measured at fair value with unrealized gains and losses recognized in other comprehensive loss.

Refer to note 16 for analysis of categories of financial assets.

Impairment of assets

Impairment of exploration and evaluation assets is assessed in accordance with the criteria noted above under “Property rights and exploration costs”. For all other tangible and intangible assets, the Company reviews the carrying amounts of its tangible and intangible assets at the end of each reporting period to determine whether there is any indication that those assets have suffered an impairment loss. Where such impairment exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. The Company has assessed the assets of all its operating entities and has determined that there is no impairment of its tangible, intangible or financial assets.

Financial liabilities

Financial liabilities are classified as either financial liabilities ‘at FVTPL’ or ‘other financial liabilities’. Refer to note 16 for analysis of categories of financial liabilities.

Other financial liabilities

Other financial liabilities including borrowings are initially measured at fair value, net of transaction costs.

Other financial liabilities are subsequently measured at amortized cost using the effective interest method, with interest recognized on an effective yield basis.

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest costs over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability or (where appropriate) to the net carrying amount on initial recognition.

The Company recognizes borrowing costs in the income statement in the period in which they are incurred.

De-recognition of financial liabilities

The Company derecognizes financial liabilities when the obligations are discharged, cancelled or expire.

3.                            New IFRS pronouncements

IFRS 9 — financial instruments — classification and measurement

IFRS 9, Financial Instruments, was issued in November 2009 and addresses classification and measurement of financial assets. It replaces the multiple category and measurement models in IAS 39 for debt instruments with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments. Such instruments are either recognized at fair value through profit or loss or at fair value through other comprehensive income. Where equity instruments are measured at fair value through other comprehensive income, dividends are recognized in profit or loss to the

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

(Expressed in thousands of Canadian dollars, except per share amounts)

3.                            New IFRS pronouncements (continued)

extent that they do not clearly represent a return of investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely. Requirements for financial liabilities were added to IFRS 9 in October 2010 and they largely carried forward existing requirements in IAS 39, Financial Instruments — Recognition and Measurement, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss are generally recorded in other comprehensive income.  The Company is currently evaluating the impact of IFRS 9 on its consolidated financial statements.

IFRS 10 — Consolidation

IFRS 10 requires an entity to consolidate an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Under existing IFRS, consolidation is required when an entity has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. IFRS 10 replaces SIC-12 Consolidation—Special Purpose Entities and parts of IAS 27 Consolidated and Separate Financial Statements. IFRS 10 is effective for annual periods beginning on or after January 1, 2013. The Company does not expect the adoption of IFRS 10 to have a material effect on the consolidated financial statements based on its current facts and circumstances.

IFRS 11 - Joint Arrangements

IFRS 11 requires a venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas for a joint operation the venturer will recognize its share of the assets, liabilities, revenue and expenses of the joint operation. Under existing IFRS, entities have the choice to proportionately consolidate or equity account for interests in joint ventures. IFRS 11 supersedes IAS 31, Interests in Joint Ventures, and SIC-13, Jointly Controlled Entities—Nonmonetary Contributions by venturers. IFRS 11 is effective for annual periods beginning on or after January 1, 2013.

The Company does not expect the adoption of IFRS 11 to have a material effect on the consolidated financial statements based on its current facts and circumstances.

IFRS 12 — Disclosure of Interests in Other Entities

IFRS 12 establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, and special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces significant additional disclosure requirements that address the nature of, and risks associated with, an entity’s interests in other entities. IFRS 12 is effective for annual periods beginning on or after January 1, 2013. The Company intends to adopt IFRS 12 in its consolidated financial statements for the annual period beginning on January 1, 2013. The Company will provide additional disclosures as required and does not otherwise expect the adoption of IFRS 12 to have a material effect on the consolidated financial statements.

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

(Expressed in thousands of Canadian dollars, except per share amounts)

3.                            New IFRS pronouncements (continued)

IFRS 13 - Fair Value Measurement

IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures. IFRS 13 is effective for annual periods beginning on or after January 1, 2013. The Company does not expect the adoption of IFRS 13 to have a material effect on the consolidated financial statements based on its current facts and circumstances.

Amendments to IAS 1 — Presentation of financial statements: Presentation of Items of Other Comprehensive Income

In June 2011, the IASB issued amendments to IAS 1 Presentation of Financial Statements: Presentation of Items of Other Comprehensive Income. The amendments require separate presentation of the items of OCI that may be reclassified to profit or loss in the future from those that will never be reclassified to profit or loss. The Company intends to adopt IAS 1 in its financial statements for the annual period beginning on January 1, 2013. The Company does not expect the amendments to IAS 1 to have a material effect on the consolidated financial statements based on its current facts and circumstances.

4.                            Critical accounting judgments and key sources of estimation uncertainty

In the application of the Company’s accounting policies, which are described in note 2 above, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are

Critical accounting estimates and judgments (continued)

considered to be relevant. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future estimates.

Management applied judgment in determining the functional currency of Lithium Americas Corp. and 2265866 Ontario Inc. as Canadian dollars and the functional currency of Minera Exar S.A. as Argentinean pesos, based on the facts and circumstances that existed during the year.

The Company applied judgment in the determination of the types of costs that are capitalized as property rights and exploration costs as described in the accounting policy in note 2.

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

(Expressed in thousands of Canadian dollars, except per share amounts)

4.                            Critical accounting judgments and key sources of estimation uncertainty (continued)

The Company reviews the estimated useful lives of property, plant and equipment at the end of each annual accounting period. The Company reviews assets for indication of impairment and applies the impairment accounting policy as described in note 2.

The Company estimates the fair value of shares issued for goods or services based on other private placement transactions with unrelated parties and on the Black-Scholes option-pricing model for share options and warrants. The Company considers that the fair value of the services can not be determined; therefore the fair value of the shares, share options and warrants is used in the measurement of the transactions.

5.                            Segment information

Operating segments were identified on the basis of internal reporting reviews that are performed by the chief operating decision maker. Two segments were identified based on the geographical areas and the reporting structure. The accounting policies of the reportable segments are the same as the Company’s accounting policies. The Company operates one business segment based in Canada and one operating segment based in Argentina. Assets, liabilities and loss within each segment are as follows:

	As at December 31, 2012 - Restated			As at February 29, 2012 - Restated
	Canada	Argentina	Total	Canada	Argentina	Total
	$	$	$	$	$	$
Non-current assets	3,769	40,600	44,369	3,648	36,566	40,214
Current assets	982	81	1,063	7,314	482	7,796
Non-current liabilities	3,000	—	3,000	—	—	—
Current liabilities	1,051	954	2,005	1,992	519	2,511

	For the 10 month period ended			For the year ended
	December 31, 2012 - Restated			February 29, 2012 - Restated
	Canada	Argentina	Total	Canada	Argentina	Total
	$	$	$	$	$	$
Net interest (expense) income	(55)	1	(54)	208	1	209
Net foreign exchange gains (losses) (note 18a)	4	—	4	(12)	—	(12)
Depreciation expense	(9)	(340)	(349)	(9)	(378)	(387)
Share-based payment expense	(648)	(14)	(662)	(1,541)	(15)	(1,556)
Finance costs	—	—	—	(962)	—	(962)
Loss for the period (note 18a)	(2,897)	(1,397)	(4,294)	(5,517)	(1,917)	(7,434)

Supplementary information

	For the 10 month period ended			For the year ended
	December 31, 2012 - Restated			February 29, 2012 - Restated
	Canada	Argentina	Total	Canada	Argentina	Total
	$	$	$	$	$	$
Property, plant and equipment expenditures	5	429	434	12	1,220	1,232
Property rights, exploration and evaluation costs	—	5,483	5,483	—	13,878	13,878

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

(Expressed in thousands of Canadian dollars, except per share amounts)

6.                            Property, plant and equipment

		Geological and
	Office	communications
	furniture	equipment	Vehicles	Total
	$	$	$	$
Cost
Balance as at February 29, 2012	7	1,764	344	2,115
Additions	—	434	—	434
Disposals	—	—	(3)	(3)
Effect of foreign exchange differences	—	(65)	(3)	(68)
Balance as at December 31, 2012	7	2,133	338	2,478

Accumulated depreciation
Balance as at February 29, 2012	(4)	(434)	(222)	(660)
Depreciation expense	(1)	(264)	(84)	(349)
Effect of foreign exchange differences	—	17	6	23
Balance as at December 31, 2012	(5)	(681)	(300)	(986)
Carrying amount as at December 31, 2012	2	1,452	38	1,492

Cost
Balance as at February 28, 2011	10	655	385	1,050
Additions	3	1,228	1	1,232
Disposals	—	—	(14)	(14)
Effect of foreign exchange differences	(6)	(119)	(28)	(153)
Balance as at February 29, 2012	7	1,764	344	2,115

Accumulated depreciation
Balance as at February 28, 2011	(2)	(177)	(117)	(296)
Depreciation expense	(3)	(272)	(112)	(387)
Effect of foreign exchange differences	1	15	7	23
Balance as at February 29, 2012	(4)	(434)	(222)	(660)
Carrying amount as at February 29, 2012	3	1,330	122	1,455

The following useful lives were determined:

Office furniture	10 years
Geological and communications equipment	3 years
Vehicles	3 years

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

(Expressed in thousands of Canadian dollars, except per share amounts)

7.                            Property rights, exploration and evaluation costs

			Exploration and
	Note	Property rights	Evaluation	Total
		$	$	$
Balance as at February 29, 2012 - Restated		4,820	33,939	38,759
Additions by way of the following consideration:
Cash		725	4,758	5,483
Share-options granted	9	—	(8)	(8)
Total additions for the 10 month period ended December 31, 2012		725	4,750	5,475
Effect of foreign currency exchange differences		(183)	(1,174)	(1,357)
Balance as at December 31, 2012 - Restated		5,362	37,515	42,877

			Exploration and
		Property rights	Evaluation	Total
		$	$	$
Balance as at February 28, 2011 - Restated		3,780	24,072	27,852
Additions by way of the following consideration:
Cash		1,542	12,336	13,878
Share-options granted	9	—	111	111

Total additions for the year ended February 29, 2012		1,542	12,447	13,989
Effect of foreign currency exchange differences		(502)	(2,580)	(3,082)
Balance as at February 29, 2012 - Restated		4,820	33,939	38,759

In November 2012, the Company announced that it entered into a letter of intent with Jujuy Energia y Mineria Sociedad del Estado (“JEMSE”), whereby JEMSE will acquire an 8.5% equity interest in the Company’s Argentinian subsidiary and provide management services as required to develop the project.  JEMSE will only acquire this equity position upon completion of the project financing.  JEMSE will be required to cover its pro rata share of the financing requirements for the construction of the project.  These funds will be loaned to JEMSE by the Company and will be repayable out of one-third of the dividends to be received by JEMSE over future years from the project.  The distribution of dividends to JEMSE and other shareholders in the project will only commence once all commitments related to the project and debt financing are met.

8.                            Other assets

As at	December 31, 2012	February 29, 2012
	$	$
Harmonized sales tax receivable	32	39
Prepaid expenses	66	443
Total other assets	98	482

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

(Expressed in thousands of Canadian dollars, except per share amounts)

9.                            Issued capital, warrants and share options

Issued capital

		Number of
	Note	shares	$
Special shares	(i)
Balance as at December 31, 2012 and February 29, 2012		1	—
Common shares	(ii)
Balance as at February 28, 2011		74,507,234	53,772
Issued for exercise of share options	(iii)	25,000	68
Issued for exercise of warrants	(iv)	2,683,747	2,604
Balance as at February 29, 2012		77,215,981	56,444
Issued for exercise of share options	(v)	75,000	62
Balance as at December 31, 2012		77,290,981	56,506

(i)                  Special shares have the right to ensure representation on the board of directors but hold no other voting powers.

(ii)               Common shares with no par value carry one vote per share and carry a right to dividends.

(iii)            For the year ended February 29, 2012 a total of 25,000 share options were exercised at $1.50 per share for total proceeds of $38. Pursuant to the exercise of these share options a total of $30 was reallocated from the share-based payment reserve to share capital.

(iv)           During the year ended February 29, 2012 a total of 2,683,747 warrants were exercised at the weighted average exercise price of $0.53 per share for total proceeds of $1,433. Pursuant to the exercise of these warrants a total of $1,171 was reallocated from the warrants reserve to share capital.

(v)        During the 10 month period ended December 31, 2012 a total of 75,000 share options were exercised at $0.50 per share for total proceeds of $37. Pursuant to the exercise of these share options a total of $25 was reallocated from the share-based payment reserve to share capital.

Warrants

The following table provides a summary of common share purchase warrants outstanding at December 31, 2012:

			Weighted
			average
			remaining
	Exercise		contractual
Number	price	Expiry date	life (yrs)
	$

2,000,000	1.68	January 6, 2015	2.02
2,000,000			2.02

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

(Expressed in thousands of Canadian dollars, except per share amounts)

9.                            Issued capital, warrants and share options (continued)

The following table summarizes the changes in the balance of outstanding warrants during the period:

			Weighted
			average
			exercise
	Note	Number	price
			$

Balance as at February 28, 2011		7,864,104	1.47
Exercised	(iv)	(2,683,747)	0.53
Issued	(vi)	2,000,000	1.68
Balance as at February 29, 2012		7,180,357	1.88
Expired	(vii)	(5,180,357)	1.96
Balance as at December 31, 2012		2,000,000	1.68

(vi)     During the year ended February 29, 2012, the Company secured a $10,000 stand-by credit facility from a syndicate of shareholders:  Geologic Resource Partners LLC, Pinetree Capital Ltd., and PowerOne Capital Markets Limited.  A total of 2,000,000 warrants were granted to these shareholders as a finance fee.  The warrants were allocated as follow: Geologic Resource Partners LLC (50%), Pinetree Capital Ltd. (25%), and PowerOne Capital Markets Limited (25%).  The warrants have an exercise price of $1.68 per common share. The Company’s stock price at the date of the grant was $1.32.

(vii)  During the 10 month period ended December 31, 2012, a total of 5,180,357 warrants expired.

The following table summarizes the assumptions used in the Black-Scholes model to value warrants:

January 6, 2012
Risk free interest rate	0.95%
Expected life in years	1.8
Volatility	89%
Expected dividends	0%
Forfeiture rate	0%

On January 6, 2012, the Company secured a $10,000 stand-by credit facility from a syndicate of shareholders (see Note 10).  A total of 2,000,000 warrants were granted to these shareholders as a finance fee. Each warrant is exercisable for one common share of the Company until January 6, 2015, at an exercise price of $1.68 per common share.  The Company’s stock price at the date of the grant was $1.32.  In determining the fair value of the warrants, the Company used the Black-Scholes option pricing model with the following assumptions: weighted average volatility rate of 89%; risk free interest rate of 0.95%; and expected life of 1.8 years. The value of the warrants issued of $962 related to finance costs was established on January 6, 2012.

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

(Expressed in thousands of Canadian dollars, except per share amounts)

9.                            Issued capital, warrants and share options (continued)

Share options

The following table summarizes information about the share options outstanding at December 31, 2012:

				Average
				remaining
Number	Number vested			contractual
outstanding	and exercisable	Exercise price	Expiry date	life (yrs)
		$

1,225,500	1,225,500	0.50	August 4, 2014	1.6
150,000	150,000	0.50	September 9, 2014	1.7
225,000	225,000	1.50	December 1, 2014	1.9
391,666	391,666	1.50	January 25, 2015	2.1
1,000,000	1,000,000	1.85	May 13, 2015	2.4
200,000	200,000	1.85	June 21, 2015	2.5
200,000	200,000	1.85	July 12, 2015	2.5
875,000	875,000	1.73	September 23, 2015	2.7
450,000	300,001	1.63	June 15, 2016	3.5
1,326,667	940,004	1.43	August 24, 2016	3.6
150,000	100,000	1.31	January 18, 2017	4.1
1,150,000	383,340	0.91	December 7, 2017	4.9
7,343,833	5,990,511	1.31		3.0

Share options granted carry no rights to dividends and no voting rights.

A summary of the Company’s outstanding share options at December 31, 2012 is presented below:

			Weighted
			average
			exercise
	Note	Number	price
			$

Balance as at February 28, 2011		5,450,500	1.35
Granted	(viii)	2,110,000	1.46
Exercised	(iii)	(25,000)	1.50
Cancelled	(ix)	(308,334)	1.79
Forfeited	(ix)	(333,331)	1.57
Balance as at February 29, 2012		6,893,835	1.36
Granted	(xi)	1,150,000	0.91
Exercised	(v)	(75,000)	0.50
Cancelled	(x)	(541,669)	1.22
Forfeited	(x)	(83,333)	1.43
Balance as at December 31, 2012		7,343,833	1.31

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

 (Expressed in thousands of Canadian dollars, except per share amounts)

9.                            Issued capital, warrants and share options (continued)

(viii)        During the year ended February 29, 2012, the Company granted 450,000 share options to directors at an exercise price of $1.63 expiring June 15, 2016; 1,510,000 share options to directors, officers and employees at an exercise price of $1.43 expiring August 24, 2016; and 150,000 to a director at an exercise price of $1.31 expiring January 18, 2017.

(ix)                              During the year ended February 29, 2012, 333,331 share options were forfeited as a result of employee and director departures. There were also 308,334 share options cancelled during the year ended February 29, 2012.

(x)                                 During the 10 month period ended December 31, 2012, 83,333 share options were forfeited as a result of employee departures.  There were also 541,669 share options cancelled during the 10 month period ended December 31, 2012.

(xi)                              During the 10 month period ended December 31, 2012, 1,150,000 share options were granted to directors, officers and employees at an exercise price of $0.91 expiring December 7, 2017.

The following table summarizes the inputs used by the Company in calculating the share-based payment expense using the Black-Scholes Model:

	Option series
	Jun 2011	Aug 2011	Jan 2012	Dec 2012
Acquisition date share price	$1.51	$1.40	$1.31	$0.91
Exercise price	$1.63	$1.43	$1.31	$0.91
Expected volatility	95%	93%	104%	78%
Expected life in years	3.00	3.00	3.00	3.00
Dividend yield	0%	0%	0%	0%
Risk-free interest rate	2.02%	1.40%	0.95%	1.10%
Forfeiture rate	0%	0%	0%	5%

Share options are expensed or capitalized to property rights, exploration and evaluation costs according to the recipient and respective vesting periods and credited to the share-based payment reserve.  For the 10 month period ended December 31, 2012, $662 (year ended February 29, 2012 - $1,556) was expensed and $(8) (February 29, 2012 - $111) was capitalized to property rights, exploration and evaluation costs.

Effect on diluted earnings per share

Warrants and share options have an anti-dilutive effect on the diluted loss per share disclosed in the consolidated statements of loss and comprehensive loss and therefore were not included in the diluted earnings per share calculation.

10.                     Long-term debt

In January 2012, the Company secured a $10,000 stand-by credit facility from a syndicate of shareholders: Geologic Resource Partners LLC, Pinetree Capital Ltd., and PowerOne Capital Markets Limited.  This facility is a Canadian denominated credit facility and is secured by a general security agreement which provides a first charge over all the assets of the Company. The Company had the ability to draw down amounts in increments of $2,000, with repayment of any draw downs to be made by January 6, 2015. Interest accrues at 9.00% per annum, calculated daily and payable semi-annually.

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

 (Expressed in thousands of Canadian dollars, except per share amounts)

10.                     Long-term debt (continued)

On August 3, 2012, the Company’s stand-by credit facility was amended. The significant amendments to the agreement included a reduction of the minimum draw down increments of $2,000 to $1,000 and PowerOne Capital Markets Limited assignment of half of their interest in the credit facility to 2215211 Ontario Inc. (another shareholder of the Company).  All other terms of the agreement remained substantially the same under the terms of the amended facility.

At December 31, 2012, the Company has drawn $3,000 (February 29, 2012 - $nil) on the credit facility and accrued interest in the amount of $75 (February 29, 2012 - $nil). No interest was paid in the current period or the prior period. The remainder of the facility remains unused at December 31, 2012.

11.       Related party transactions

During the 10 month period ended December 31, 2012, the Chief Executive Officer and director of the Company received $206 (February 29, 2012 - $382) in cash compensation and $124 (February 29, 2012 - $329) in share-based compensation.  The Chief Executive Officer also had an ownership position in a company that received a financial surety from Minera Exar (see note 13).

During the 10 month period ended December 31, 2012, the current and former Chief Financial Officers of the Company received $287 (year ended February 29, 2012 - $416) in cash compensation and $87 (February 29, 2012 — $121) in share-based compensation.

During the year ended February 29, 2012, a partner of the Company’s primary legal counsel, Gowling Lafleur Henderson LLP, became an officer of the Company. During the 10 month period ended December 31, 2012, the Company incurred legal fees of $393 (year ended February 29, 2012 - $317) of which $92 are included in due to related parties (February 29, 2012 - $53).

During the 10 month period ended December 31, 2012, the Company contracted a construction company, Magna Construcciones, whose agent is a director of the Company, for $12 (year ended February 29, 2012 - $400) of which $2 are included in due to related parties (February 29, 2012 - $5). These transactions were in the normal course of business and were measured at the exchange amount established and agreed to by the related parties.

During the year ended February 29, 2012, the Company secured a $10,000 stand-by credit facility from a syndicate of shareholders: Geologic Resource Partners LLC, Pinetree Capital Ltd., and PowerOne Capital Markets Limited. Interest accrues at 9.00% per annum, calculated daily and payable semi-annually.  Refer to note 10. At December 31, 2012, the Company has drawn $3,000 on the credit facility.

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

 (Expressed in thousands of Canadian dollars, except per share amounts)

11.       Related party transactions (continued)

Due to related parties

As at	December 31, 2012	February 29, 2012
	$	$
Due to key management personnel and directors	553	51
Gowling Lafleur Henderson LLP	92	53
Magna Construcciones	2	5
Due to credit facility lenders	75	—
Total due to related parties	722	109

Compensation of key management personnel and directors

For the 10 month period ended and year ended	December 31, 2012	February 29, 2012
	$	$
Short-term benefits	954	1,094
Termination payments	98	100
Share-based payments	698	1,556
Total compensation of key management personnel and directors	1,750	2,750

12.                     Income taxes

The following table reconciles the income tax expense to the statutory federal/Ontario tax rate of 26.5% for 2012 (2012 — 27.9%):

	December 31, 2012		February 29, 2012
	$	%	$	%

Consolidated loss before taxes	(4,294)		(7,434)

Tax benefit at statutory rate	1,137	26.5	2,075	27.9
Non-deductible expenses	(897)	(20.9)	(442)	(5.9)
Benefits of unrecognized tax attributes	(240)	(5.6)	(1,633)	(22.0)
Tax recovery (expense) for the year	—	—	—	—

The statutory tax rate is lower in 2012 due to enacted tax rate reductions. The Company has Canadian tax losses of $9,624 (February 29, 2012 - $10,591) that expire in 2030-2032, and other deductible temporary differences of $2,711 (February 29, 2012 - $5,094), the benefits of which have not been recognized in the consolidated financial statements. The Company’s Argentine subsidiary has tax losses of $3,370 (February 29, 2012 - $2,467) that expire in 2015-2017.

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

 (Expressed in thousands of Canadian dollars, except per share amounts)

13.                     Commitments and contingencies

		Later than 1
		year and not
	Not later	later than 5	Later than
As at December 31, 2012	than 1 year	years	5 years	Total
	$	$	$	$
Commitments for:
Property payments	488	139	0	627
Annual royalty regarding property rights	199	796	4,776	5,771
Aboriginal community payments	96	315	5,832	6,243
Total commitments for expenditures	783	1,250	10,608	12,641

Commitments contingent on future events

The following commitments are contingent on future events and are not disclosed in the table above:

•                  A further one-time payment of US$300 ($298) is contingent upon the Company beginning construction of its operations;

•                  The original vendor of a property is entitled to an annual royalty of 3% net profit interest, commencing at commercial production stage of the project.  At any time, the Company can cancel the royalty in exchange for a one-time payment of US$7,000 ($6,964).

Contingencies

•                  In November 2012, the Company announced that it entered into a letter of intent with Jujuy Energia y Mineria Sociedad del Estado (“JEMSE”), whereby JEMSE will acquire an 8.5% equity interest in the Company’s Argentinian subsidiary and provide management services as required to develop the project. JEMSE will only acquire this equity position upon completion of the project financing.  JEMSE will be required to cover its pro rata share of the financing requirements for the construction of the project.  Refer to note 7.

•                  In the normal course of operations, the Company is party to lawsuits, claims and contingencies.  Accruals are made in instances where it is probable that liabilities have been incurred and where such liabilities can be reasonably estimated.  Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company does not believe that the ultimate outcome of these matters will have a material impact on the consolidated financial statements.

•                  Minera Exar has provided a financial surety for up to US$750 to support the technical development of a mineral exploration project of a private company which is deemed a related party due to the Chief Executive Officer’s ownership in the private company.  To date, no funds have been provided by Minera Exar in relation to this surety.

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

 (Expressed in thousands of Canadian dollars, except per share amounts)

14.                     Non-cash transactions

During the 10 month period ended December 31, 2012, the Company capitalized certain share-based payment amounts to property rights, exploration and evaluation costs in the amount of $(8) (year ended February 29, 2012 - $111). Refer to notes 7 and 9.

15.       Financial instruments

Capital and risk management

The Company defines capital as total equity. The Company manages its capital to ensure that funds are available or are scheduled to be raised to provide adequate funds to carry out the Company’s defined exploration programs and to meet its ongoing administrative costs. At December 31, 2012, total equity was $40,427 (February 29, 2012 - $45,499).

Capital management is undertaken by the Board of Directors through their review and acceptance of general, administrative, exploration and evaluation budgets that are achievable with available financial resources and the financial resources made available from private placements or other fund raisings.

The Company is not subject to any externally imposed capital requirements.

The following table has been prepared based on the undiscounted cash flow of financial liabilities outstanding:

	Less than		3 months	Greater than	December 31, 2012	February 29, 2012
As at	1 month	1-3 months	to 1 year	1 year	Total	Total
	$	$	$	$	$	$
Long-term debt	—	—	—	3,000	3,000	—
Accounts payable and accrued liabilities	357	661	265	—	1,283	2,402
Due to related parties	163	58	501	—	722	109
	520	719	766	3,000	5,005	2,511

Refer to note 13 for additional liquidity risk for the Company, based on expected cash flows relating to commitments.

Liquidity risk management

The Company manages liquidity risk by maintaining adequate cash balances in accordance with the capital management policy. Management continuously monitors forecasts and actual cash flows.

The Company also has a $10,000 stand-by credit facility, upon which the Company has drawn $3,000 and the remainder is unused as at December 31, 2012. The draw downs bear an annual interest rate of 9%, payable semi-annually in arrears. The repayment of the total draw down amount is due January 6, 2015.

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

 (Expressed in thousands of Canadian dollars, except per share amounts)

15.                     Financial instruments (continued)

Cash and cash equivalents comprise cash at banks and on hand, and short-term money market instruments with an original maturity of three months or less, which are readily convertible into a known amount of cash. As at December 31, 2012, the cash and cash equivalents balance was $965 (February 29, 2012 - $7,314).

Foreign currency risk management

The Company’s cash and cash equivalents are denominated in the following currencies:

As at	December 31, 2012	February 29, 2012
	$	$
Denominated in Canadian dollars	874	6,849
Denominated in Argentine pesos	71	386
Denominated in United States of America dollars	20	79
Cash and cash equivalents	965	7,314

The Company undertakes transactions denominated in foreign currencies; consequently, exposures to exchange rate fluctuations arise. Exchange rate exposures are managed by maintaining low levels of foreign currencies and related obligations. The carrying amounts of the Company’s foreign currency denominated monetary assets and monetary liabilities in Canadian dollars are:

	December 31, 2012		February 29, 2012
As at	Assets	Liabilities	Assets	Liabilities
	$	$	$	$
Argentine pesos	81	958	762	524
United States of America dollars	20	117	79	96

Based on the above balances, had the Canadian dollar strengthened/weakened by 5% against the Argentine peso, the Company’s net loss would have been $44 lower/higher (February 29, 2012 -     $12 higher/lower).  If the Canadian dollar strengthened/weakened by 5% against the United States of America dollar, the Company’s net loss would have been $5 lower/higher (February 29, 2012 - $1 lower/higher).

Interest rate risk management

The Company’s overall exposure to the risk of changes in market interest rates relates primarily to its bank balances. At present rates, the impact on interest income is minimal.

The Company’s long-term debt is subject to a fixed interest rate of 9% and therefore does not result in exposure to variability in the short-term. In the future, if the debt is renegotiated or additional financing is secured, the Company may be exposed to interest rate risk.

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

 (Expressed in thousands of Canadian dollars, except per share amounts)

15.                     Financial instruments (continued)

Credit risk management

The Company’s main credit risk arises from its cash on deposit with banks. The Company limits its counterparty credit risk on its deposits by dealing only with financial institutions with high credit ratings. The Company is also exposed to credit risk on other assets. Refer to note 16 for the exposure on these balances.

16.                     Categories of financial instruments

	December 31, 2012		February 29, 2012
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	$	$	$	$
Financial assets
Loans and receivables
Cash and cash equivalents	965	965	7,314	7,314
Financial liabilities
Amortized cost
Long-term debt	3,000	2,850	—	—
Accounts payable and accrued liabilities	1,283	1,283	2,402	2,402
Due to related parties	722	722	109	109

The carrying amount of each of the financial instruments represents the approximate fair value.

17.                     Supplemental cash flow information

During the 10 month period ended December 31, 2012 the Company received cash interest receipts of $21 (year ended February 29, 2012 - $209) and made cash interest payments of $nil (February 29, 2012 - $nil).

18.                     Correction of an error

a)  In the course of the preparation of the Company’s consolidated financial statements for the 10 month period ended December 31, 2012, management identified historical errors in the accounting for foreign exchange gains and losses associated with its consolidation elimination entries, along with errors in the classification of foreign exchange amounts within the consolidated statement of cash flows.  As such, management conducted a review of the errors in order to record adjustments, and as a result, the Company has restated its consolidated financial statements for the year ended February 29, 2012.

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

 (Expressed in thousands of Canadian dollars, except per share amounts)

18.                     Correction of an error (continued)

The following table summarizes the impact of the restatement adjustments on the Company’s previously reported consolidated financial statements:

	As previously
	reported	Correction	As restated
	$	$	$

Consolidated Statement of Loss and Comprehensive Loss

February 29, 2012
Net foreign exchange gains (losses)	522	(534)	(12)
Loss for the period	(6,900)	(534)	(7,434)
Other comprehensive loss (foreign exchange)	(4,278)	534	(3,744)
Total comprehensive loss for the period	(11,178)	—	(11,178)

Consolidated Statements of Financial Position

February 29, 2012
Reserves, beginning of year	8,277	171	8,448
Deficit, beginning of year	(8,417)	(171)	(8,588)
Reserves, end of year	5,427	705	6,132
Deficit, end of year	(15,317)	(705)	(16,022)

Consolidated Statements of Changes in Equity

February 29, 2012
Foreign currency translation reserve, beginning of year	(3,471)	171	(3,300)
Deficit, beginning of year	(8,417)	(171)	(8,588)
Foreign currency translation reserve, end of year	(7,749)	705	(7,044)
Deficit, end of year	(15,317)	(705)	(16,022)

Impact on Consolidated Statements of Cash Flows

The errors noted above related to a misclassification between net foreign exchange gains and losses and the cumulative translation reserve on the consolidated statements of loss and comprehensive loss, the impact of the errors on the consolidated statements of cash flows is a reallocation between the loss for the period and the net foreign exchange gains and losses under operating activities.

The errors related to the misclassification of foreign exchange balances within the consolidated statement of cash flows are as follows:

	As previously
	reported	Correction	As restated
	$	$	$
Consolidated Statement of Cash Flows

February 29, 2012
Net cash used in operating activities	(3,787)	(3,767)	(7,554)
Net cash used in investing activities	(15,685)	3,293	(12,392)
Effects of exchange rate changes on cash	(487)	474	(13)

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

 (Expressed in thousands of Canadian dollars, except per share amounts)

18.                     Correction of an error (continued)

b)  As a result of investigating unusual foreign exchange fluctuations in the September 30, 2013 interim condensed consolidated financial statements, management identified historical errors in the accounting for property rights, exploration and evaluation costs.  Specifically, foreign exchange amounts were incorrectly capitalized to property rights, exploration and evaluation costs.  In addition, certain amounts related to foreign exchange were incorrectly classified within the statement of cash flows.  As such, management conducted a review of the errors in order to record adjustments, and as a result the Company has restated its consolidated financial statements for the 10 month period ended December 31, 2012 and the year ended February 29, 2012.  The following table summarizes the impact of the restatement adjustments on the Company’s previously reported consolidated statements:

	As previously
	reported	Correction	As restated
	$	$	$

Consolidated Statement of Loss and Comprehensive Loss

February 29, 2012
Other comprehensive loss (foreign exchange)	(3,744)	(517)	(4,261)
Total comprehensive loss for the period	(11,178)	(517)	(11,695)

December 31, 2012
Other comprehensive loss (foreign exchange)	336	(1,805)	(1,469)
Total comprehensive loss for the period	(3,958)	(1,805)	(5,763)

Consolidated Statements of Financial Position

February 29, 2012
Property rights, exploration and evaluation costs	39,814	(1,055)	38,759
Reserves	6,132	(1,055)	5,077

December 31, 2012
Property rights, exploration and evaluation costs	45,737	(2,860)	42,877
Reserves	7,097	(2,860)	4,237

Consolidated Statements of Changes in Equity

February 29, 2012
Foreign currency translation reserve, beginning of year	(3,300)	(538)	(3,838)
Foreign currency translation reserve, end of year	(7,044)	(1,055)	(8,099)

December 31, 2012
Foreign currency translation reserve, beginning of year	(7,044)	(1,055)	(8,099)
Foreign currency translation reserve, end of year	(6,708)	(2,860)	(9,568)

Consolidated Statements of Cash Flows

February 29, 2012
Net cash used in operating activities	(7,554)	2,718	(4,836)
Net cash used in investing activities	(12,392)	(2,718)	(15,110)

December 31, 2012
Net cash used in operating activities	(3,099)	(380)	(3,479)
Net cash used in investing activities	(6,293)	380	(5,913)

Lithium Americas Corp.

Notes to the Consolidated Financial Statements

For the restated 10 month period ended December 31, 2012 with comparative figures for the restated year ended February 29, 2012

 (Expressed in thousands of Canadian dollars, except per share amounts)

18.                     Correction of an error (continued)

Disclosure has been added to note 13 regarding a financial surety for up to US$750 entered into in 2010 by Minera Exar.

19.                     Subsequent events

Subsequent to December 31, 2012, the Company further amended its stand-by credit facility (refer to note 10).  The significant amendment to the agreement was to increase the funds available under the agreement by $500 (from $10,000 to $10,500).  The purpose of the $500 increase was to fund a $500 loan to an arm’s length corporation in order to fund short term working capital.  The loan accrues interest at 18% per annum, is to be repaid on March 31, 2014 and is secured by a general security agreement which provides a pari-passu first charge over all the assets of the borrower.

In addition, the Company drew down an additional $6,500 on its stand-by credit facility. As such, the Company has drawn $9,500 from its $10,500 credit facility.

Waldo Perez formally stepped down as President and CEO, and as a Director, at the Company’s annual general meeting on June 25, 2013.  On December 26, 2013, the Company became aware that Mr. Perez had filed a Statement of Claim against its Argentinean subsidiary, Minera Exar, for approximately 5.2 million Argentinean pesos for severance and other labour related payments allegedly due to Mr. Perez pursuant to his involvement with the Company, although such amount might vary depending on the results of the evidence of the case, and due to foreign exchange fluctuations, adjustments for inflation, interests and other costs.  An amount related to Mr. Perez’ severance has not been accrued in the restated December 31, 2012 consolidated financial statements.  While the Company is still evaluating the claim, and without acknowledging explicitly or implicitly any amount due to Mr. Perez, the Company has reserved $662 in its restated September 30, 2013 condensed interim consolidated financial statements, an amount management accrued based on its best estimate of any potential liability for such severance payment pursuant to Mr. Perez’ previous employment contract.